Exhibit 10.6

Radian Group Inc.

1997 Employee Stock Purchase Plan

Amendment No. 1

WHEREAS, Radian Group Inc. (the “Company”), formerly CMAC Investment Corporation, maintains the Radian Group Inc. 1997 Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, the Company is party to an Agreement and Plan of Merger dated as of February 6, 2007 (the “Merger Agreement”) with MGIC Investment Corporation (“MGIC”), pursuant to which the Company is proposed to be merged with and into MGIC (the “Merger”); and

WHEREAS, Section 1.6(e) of the Merger Agreement provides for the suspension and termination of the Plan on the terms specified in this Amendment No. 1; and

WHEREAS, because it cannot be determined with certainty whether or when the Merger will be consummated, the Company further deems it advisable to extend the term of the Plan for a period of two years beyond the Plan’s current expiration date of July 15, 2007; and

WHEREAS, the Company, pursuant to the provisions of Section 20(a) of the Plan, has the authority to amend or terminate the Plan as provided herein by action of the Compensation Committee of its Board of Directors.

NOW, THEREFORE, the Plan is hereby amended, effective May 7, 2007, in the following respects:

1.	It is acknowledged that all references in the Plan to “CMAC Investment Corporation” have properly been, and shall continue to be, deemed to refer to “Radian Group Inc.”

2.	Section 20 of the Plan (“Amendment or Termination”) is hereby amended by appending the following clause (d) at the end of such section:

“(d) Provisions Implementing Merger with MGIC.    Effective upon the consummation of the purchase of shares of Common Stock in connection with the Offering Period and the Purchase Period that expire on June 30, 2007, the Plan shall be suspended, and no new Offering Period or Purchase Period shall be commenced after such date, so long as the Company shall continue to be a party to that certain Agreement and Plan of Merger dated as of February 6, 2007, as the same may be amended (the “Merger Agreement”), by and between the Company and MGIC Investment Corporation, a Wisconsin corporation (“MGIC”). Further, this Plan shall automatically terminate and be of no further force or effect effective immediately prior to the effective time of the merger of the Company with and into MGIC pursuant to the Merger Agreement, without the necessity of further action on the part of the Company or any other party. This Section 20(d) shall be deemed to supersede any contrary provisions of Section 19(b) hereof. In the event that, prior to the effective time of such merger, the Company shall cease to be a party to the Merger Agreement, or the Merger Agreement shall be terminated for any reason, this Section 20(d) shall be deemed inoperative and shall be of no further force or effect.”

3.	Section 23 of the Plan (“Term of Plan; Effective Date”) is hereby deleted in its entirety and is replaced by the following:

“23. Term of Plan; Effective Date.    The Plan became effective upon its adoption by the Board on July 15, 1997. The Plan shall continue in effect until July 15, 2009, unless sooner terminated under Section 13 or 20 hereof (including without limitation by operation of Section 20(d) hereof).”

4.	In all other respects, the terms and provisions of the Plan shall remain unmodified and in full force and effect.

ADOPTED AND EFFECTIVE as of the approval of this Amendment No. 1 by the Compensation Committee of the Board of Directors of the Company as of this 7th day of May, 2007.

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